MINING LEASE AND ASSIGNMENT

This Mining Lease and Assignment (this "Agreement") is effective this 28th day of February, 2013 ("Effective Date"), by and between HYDRO IMAGING, INC., a Washington corporation ("Owner"), and KINROSS GOLD U.S.A., INC., a Delaware corporation ("Kinross").

RECITALS

A. Owner owns the unpatented federal lode mining claims described in Part 1 of Exhibit A hereto, which are situated in Okanogan County, Washington ("Claims").

B. Owner is the lessee under those Mineral Prospecting Leases issued by the State of Washington Department of Natural Resources, which are more particularly described in Part 2 of Exhibit A hereto ("Leases"). The Claims and Leases are collectively referred to herein as the "Property".

C. Owner and Kinross desire that, in accordance with the terms of this Agreement (i) Owner lease to Kinross all of Owner's rights and interests in the Claims, (ii) and Owner assign to Kinross all of its right, title and interest in the Leases, subject to the terms of this Agreement.

Therefore, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the covenants hereinafter set forth, Owner and Kinross agree as follows:

AGREEMENT

1. Assignment of the Leases. Effective upon the Approval Date (defined below), Owner hereby assigns, conveys and transfers to Kinross all of Owner's rights, title and interests in and to the Leases, subject to the terms of this Agreement. For purposes of this Agreement, the "Approval Date" means the date on which the State of Washington approves in writing the transfer and assignment of the Leases by Owner to Kinross. Within fourteen (14) days following the Effective Date of this Agreement, Owner shall submit to the State of Washington the applications and supporting information necessary to transfer and assign the Leases to Kinross. Kinross will assist Owner in completing such applications and providing any relevant information related to Kinross. Owner shall use all commercially reasonable efforts to obtain the State of Washington's timely approval of such transfer and assignment. Upon the Approval Date, Kinross may, as the new lessee, exercise all rights under the Leases as determined in its discretion.

2. Grant of Lease to the Claims.

(a) Effective upon the Approval Date, Owner hereby leases exclusively to Kinross, and its successors and assigns, all of Owner's rights, title and interests in and to the Claims, including Owner's entire interest in all Minerals in, on, or under the Claims, together with all appurtenances and water rights incident to the Claims, for purposes of exploring for, developing, mining, accessing, removing, transporting, milling, processing, storing, beneficiating, leaching, treating, selling and otherwise disposing of any and all Minerals whether situated on, in or under the Claims or any other properties. For purposes of this Agreement, the term "Minerals" shall mean (i) for the Claims, any and all metals, ores, minerals and mineral rights of whatever kind and nature that are locatable under the General Mining Law, as amended (30 U.S.C. §§ 22 et seq.), and (ii) for the Leases, any and all metals, ores, minerals, mineral rights and other substances that are included in the definition of "Minerals" as defined in the Leases.

(b) Without limiting the scope of the grant under Section 1(a), Owner grants to Kinross the exclusive right (i) to prospect and explore for, develop, mine by any method now known or hereafter discovered (including but not limited to underground, open pit and other surface mining, in-situ, and solution methods), process by any method now known or hereafter discovered, mill, prepare for market, store, market, sell, remove and dispose of Minerals, water and any overburden or associated waste materials; (ii) to erect, construct, maintain, and operate, on and in the Claims, buildings, structures, facilities, machinery, and equipment, and to use, occupy, excavate, and disturb so much of the Claims as Kinross may determine to be useful, desirable, or convenient; (iii) to stockpile, deposit or store on the Claims any Minerals, waste, water, concentrated products of Minerals or other materials related to mineral exploration, development or mining activities on the Claims; (iv) to use and improve all roads, access routes and access rights running with the Owner's rights or title in the Claims; (v) to use any other existing improvements on the Claims; and (vi) to use the Claims and any part thereof, including any shafts, roads, access routes, openings, and stockpile grounds sunk or made thereon for the exploration, mining, removal, stockpiling, processing storage or deposition of any Minerals, waste, water, concentrated products of the ores or other materials related to mineral exploration, mineral development or mining activities on any other properties situated within one and one-half mile of the exterior boundaries of the Area of Interest.

(c) For purposes of this Agreement, the "Area of Interest" means all lands and Minerals within the boundaries of the Claims and the Leases, without regard to the validity of the Claims or the Leases. Any additional rights, title or interest in lands or minerals acquired by either Owner or Kinross on lands within the Area of Interest, including but not limited to any mining contract, mining claim or mineral patent, shall become part of the Claims (if within the boundary of the Claims) or part of the Leases (if within the boundary of the Leases) that are subject to this Agreement, unless the non-locating or non-acquiring party elects otherwise. For clarity, any State of Washington mining contract subsequently acquired by Kinross within the boundaries of a Lease shall constitute part of that Lease for purposes of determining the Production Royalty Payments under this Agreement, subject to an election by Owner under this Section to exclude such mining contract. The party locating or acquiring any interests that are

subject to this Section 1(c) shall notify the other party within thirty (30) days after the date of location or acquisition, and the other party shall then have ninety (90) days after delivery of such notice in which to notify the locating or acquiring party that it elects not to have such interests become part of the Claims or Leases, as applicable, that are subject to this Agreement.

3. Term. The initial term of this Agreement shall begin with the Effective Date hereof and, unless earlier terminated as provided herein, shall continue until the tenth anniversary of such date. At any time prior to the expiration of the initial term of this Agreement, Kinross may elect to extend the Agreement for a second ten year term, which shall run from the tenth anniversary of the Effective Date of this Agreement until the twentieth anniversary of the Effective Date, and will continue thereafter for so long as any exploration, mining, development or processing of Minerals is being conducted on or within the Property or any properties situated within one and one-half mile of the exterior boundaries of the Area of Interest on a continuous basis. For purposes of this Section, operations shall be deemed as being conducted on a continuous basis unless and until, after the twentieth anniversary of the Effective Date of this Agreement, a period of 365 consecutive days elapses, during which no exploration, mining, development, or processing of Minerals is conducted on the Property or within one and one-half mile of the exterior boundaries of the Area of Interest, excluding, however, periods of "force majeure" (as such term is defined in Section 19 below).

4. Representations and Warranties.

(a) Owner represents and warrants that (i) subject to the underlying interest of the United States, Owner owns the entire right, title, and interest in and to the Claims; (ii) the Claims were properly located in accordance with applicable federal, state and local laws; (iii) the Claims have been properly maintained in accordance with applicable federal, state and local laws, and are in good standing; (iv) Owner has made all payments and taken all other actions necessary to maintain the Leases in good standing; (v) Owner's interest in the Property is not subject to any agreements, liens, encumbrances, royalties, overriding royalties, net profit interests, payments on or out of production, or any other burden or restriction; (vi) the Property is free from adverse claims of third parties; (vii) all activities on the Leases or Claims conducted by or on behalf of Owner have been in compliance with applicable federal, state and local laws; (viii) there have been no orders, judgments, claims, suits, actions, or proceedings (including government investigations) pending or effective or, to the knowledge of Owner, threatened, relating to the Claims or Leases or any conditions thereon, and Owner has no knowledge of any reasonable ground therefore; (ix) Owner has no knowledge of any environmental conditions on the Property that could give rise to liability under federal, state or local laws; and (x) Owner is duly organized, validly existing, and in good standing under the laws of the State in which it was formed, is duly qualified to do business and in good standing under the laws of the State in which the Property is located, and has the full right, power, and capacity to enter into this Agreement upon the terms set forth herein.

(b) Kinross represents and warrants that it is duly organized, validly existing, and in good standing under the laws of the State in which it was formed, is duly qualified to do business and in good standing under the laws of the State in which the Property is located, and has the full right, power, and capacity to enter into this Agreement upon the terms set forth herein.

5. Conduct of Operations.

(a) All activities carried out by or on behalf of Kinross under this Agreement shall conform to the laws and regulations of the United States, the State in which the Property is located and any local governmental entity with jurisdiction over the Property or activities thereon. Kinross will apply for any government permits required to conduct Kinross's operations and will post any bonds or other financial assurances required by law. Owner will cooperate with Kinross's efforts to obtain any required permits or other government approvals. Kinross shall reclaim the disturbance from its activities on the Property in accordance with applicable federal, state and local laws and regulations.

(b) No implied covenants or conditions whatsoever shall be read into this Agreement relating to the prospecting, developing, or mining of the Minerals or any other operations of Kinross hereunder, including but not limited to the marketing or sale of Minerals, or as to the time therefor or measure of diligence thereof. Any operations conducted by Kinross upon or relating to the Property shall be conducted at such time and in such manner as Kinross, in its sole discretion, deems advisable, subject only to the express provisions of this Agreement.

6. Advance Minimum Royalties.

(a) Until the expiration or termination of this Agreement, Kinross shall pay to Owner annual advance royalty payments in accordance with the following schedule ("Advance Royalty Payments"), subject to a proportionate reduction if applicable under Section 7(h) below:

Advance Royalty Payment	Payment Date
$15,000.00	Within seven days following the Effective Date
$15,000.00	Within 15 days following the Approval Date
$40,000.00	On or before the First Anniversary of the Approval Date
$50,000.00	On or before the Second Anniversary of the Approval Date and each anniversary thereafter for so long as this Agreement remains in effect up to a total of $1,000,000.00.

Following the Second Anniversary of the Approval Date, the Advance Royalty Payment (as it may be adjusted under Section 6(c)) shall be increased each year by compounding at an annual rate of five percent (5.0%) up to a maximum Annual Royalty Payment of $100,000.00 per year. The requirement to pay Advance Royalty Payments shall cease once Owner has been paid a total of $1,000,000.00 in Advance Royalty Payments.

(b) If Kinross terminates this Agreement following the Approval Date and prior to the Second Anniversary of the Approval Date, Kinross shall pay to Owner within thirty (30) days following the effective date of termination, any Advance Royalty Payments that would be due on or before the Second Anniversary of the Approval Date, which have not been previously paid to Owner.

(c) Each annual Advance Royalty Payment due under Section 6(a) shall be reduced by $5,000.00 for each Lease, if any, that Kinross has reconveyed, relinquished or terminated in accordance with Section 16 prior to the payment due date; provided that, beginning with the First Anniversary of the Approval Date, the annual Advance Royalty Payment shall not be reduced to less than $40,000.00 pursuant to this Section 6(c).

(d) All Advance Royalty Payments shall be credited to and recoverable from Production Royalty Payments payable by Kinross to Owner, as provided in Section 7 below. Said right of recovery shall apply to the first such Production Royalty Payment accruing under this Agreement and shall continue thereafter until Kinross has recovered the full amount of all previously paid Advance Royalty Payments. All Advance Royalty Payments accruing subsequent to the first Production Royalty Payment shall be recovered and deducted in a like manner from Production Royalty Payments thereafter accruing.

7. Production Royalty.

(a) Kinross shall pay to Owner a production royalty of (i) two and one-half percent (2.5%) of net smelter returns on all Minerals produced by Kinross from the Claims, and (ii) one percent (1.0%) of net smelter returns on all Minerals produced by Kinross from the Leases ("Production Royalty Payments") subject to a proportionate reduction if applicable under Section 7(h) below. The Advance Royalty Payments and the Production Royalty Payments are collectively referred to as the "Royalties." Kinross' obligation to make Production Royalty Payments for Minerals produced from the Leases shall be capped at $3,000,000.00 for each Lease (including any mining contracts covering lands within each Lease area). Upon completing $3,000,000.00 in Production Royalty Payments for a particular Lease area, including any Advance Royalty Payments that are offset against such Production Royalty Payments, Kinross shall have no obligation under this Lease to make any further payments to Owner related to any Minerals produced from that Lease area.

(b) Net smelter returns shall be calculated by determining the monthly Gross Value (defined below) of Minerals produced and removed from the Property and subtracting the following, only if actually incurred:

(i) all charges and costs for treatment of the Minerals in the smelting and refining process;

(ii) penalty substance, assaying, and sampling charges imposed by the Payor (defined below) for smelting, refining or processing Minerals;

(iii) charges and costs, if any, for transportation and insurance of Minerals from a milling facility to the place of refining, beneficiation or treatment and then to the place of sale, but excluding costs related to transportation and insurance of raw ore from the Property to a milling facility; and

(iv) all taxes paid on production of Minerals, except income tax, including but not limited to, production, severance, sales and privilege taxes and all local, state and federal royalties that are based on the production of Minerals.

(c) The Gross Value for gold, silver, and platinum group metals ("Precious Metals") produced and removed from the Property shall be determined by multiplying (i) the gross number of troy ounces of Precious Metals recovered from production from the Property ("Monthly Production") delivered to the smelter, refiner, processor, purchaser or other recipient of such production (collectively, "Payor") during the preceding calendar month, by (ii) for gold, the average of the London Bullion Market Association, Afternoon Fix, spot prices reported for the preceding calendar month, and for all other Precious Metals, the average of the COMEX division of the New York Mercantile Exchange final spot prices for the preceding calendar month.

(d) The Gross Value for Minerals other than Precious Metals ("Other Minerals"), shall be determined by multiplying (i) the gross amount of the particular Other Mineral contained in the Monthly Production delivered to the Payor during the preceding calendar month by (ii) the average of the New York Mercantile Exchange final daily spot prices for the preceding calendar month of the appropriate Other Mineral.

(e) Production Royalty payments shall be payable on or before the twenty-fifth (25th) day of the month following the calendar month in which the Minerals subject to the Production Royalty were shipped to the Payor by Kinross. For purposes of calculating the cash amount due to Owner, Precious Metals and Other Minerals will be deemed to have been sold or otherwise disposed of at the time refined production from the Property is delivered, made available, or credited to Kinross by a mint or refiner. Kinross shall make each Production Royalty Payment to be paid in cash by delivery of a check or draft payable to Owner and delivering the check to Owner at its address listed in Section 24. All Production Royalty payments or credits shall be accompanied by a detailed statement explaining the calculation thereof together with any available settlement sheet from the Payor.

(f) Advance sales, forward sales, hedging, and other speculative sales arrangements shall be solely for the account, benefit and risk of Kinross. Proceeds from any Minerals covered by such an arrangement shall not be deemed to have been received by Kinross for purposes of determining Production Royalties that are due until the subject Minerals are physically delivered pursuant to such arrangement.

(g) Production Royalty Payments shall be provisional and subject to adjustment within 90 days following the end of Kinross's accounting year. If no written objection is made by Owner to the correctness of any such payment or its accompanying statement within two years from the date of such payment, such statement and royalty payment shall be conclusively deemed to be correct, and no exception or claim for adjustment shall thereafter be permitted.

(h) If Owner owns less than a one hundred percent interest in the Minerals on, in or under the Property, or that interest is subject to a superior adverse interest, all Royalties and other payments to be made to Owner hereunder shall be reduced to the same proportion thereof as Owner's undivided interest in those Minerals (for example, if Owner had only a 40% undivided interest in the Minerals within the Claims, the Production Royalty on those Minerals would be reduced to 1.0%). Owner shall be entitled to any other available remedies at law or equity for any breach of Owner's representations and warranties.

(i) In case of any suit, adverse claim, dispute, or question by a third party as to the ownership of the Minerals or concerning Royalties or any interest therein (a "Dispute"), Kinross shall not be deemed to be in default in payment hereunder with respect to any Royalties involved in such Dispute, and Kinross may withhold such payments until there is a final adjudication or other determination of such Dispute. Subject to a reduction made pursuant to Section 7(h), above, Kinross shall make such payments within 30 days after being furnished with the original or certified copies of instruments finally disposing of such Dispute and establishing Owner's title, or after delivery to Kinross of other proof sufficient in Kinross's opinion to settle such Dispute and establish Owner's title.

(j) Kinross may commingle Minerals from the Leases and the Claims with Minerals from other properties, either before or after concentration or beneficiation, so long as the data to determine the weight and assay of the Minerals from the different properties to be commingled are obtained by Kinross. Kinross shall use that weight and assay data to allocate royalties between the Claims, the Leases and the other properties from which the Minerals were removed. All such weight, assay, and allocation calculations by Kinross shall be done in a manner recognized by the mining industry as practical and sufficient. Kinross shall retain such data and analyses for a period of two years from the date that Kinross pays the Production Royalty Payments with respect to such comingled Minerals.

(k) The stockpiling or storage of the Minerals from the Property on other lands shall not be deemed an event requiring Production Royalty Payments.

(l) In the event Kinross receives insurance proceeds for loss of production, Kinross shall pay to Owner the Production Royalty percentage of any such insurance proceeds that are received by Kinross for such loss of production.

(m) If for any reason the London Bullion Market Association or the New York Mercantile Exchange does not report spot pricing for a particular Mineral, then the parties shall mutually agree, acting reasonably, upon an appropriate third-party pricing entity or mechanism that accurately reflects the market value of any such Mineral.

8. Title. Upon Kinross's request, Owner shall make available such abstracts of title and other title records pertaining to the Property that Owner may have to aid Kinross in any title examination it may wish to undertake. At Kinross' request, Owner shall, at Owner's cost, take appropriate measures to resolve any conflict or other defect in its title to the Property. Kinross may, but shall have no obligation to, investigate and cure, as it sees fit, any defects in title to the Property which Owner fails to remedy after notice by Kinross. Owner shall cooperate fully with Kinross in the curing of any such title defect. All reasonable expenses incurred by Kinross in this effort or incurred by Owner and reimbursed by Kinross may be taken, at Kinross's discretion, as a credit by Kinross against any Royalties due hereunder.

9. Annual Reports and Inspection.

(a) On or before March 1 of each calendar year, Kinross shall deliver to Owner an annual report that (i) summarizes Kinross's operations conducted under this Agreement during the prior calendar year, (ii) includes a copy of all Data (defined below) developed from activities conducted on the Property by or on behalf of Kinross that were not previously provided to Owner, (iii) includes any final, non-financial interpretation of the Data that was completed by Kinross during the prior calendar year, (iv) includes a copy of any prospecting report or other reports filed by Kinross with the State of Washington as required by the Leases, which were not previously provided to Owner, and (v) includes a summary of projected activities to be conducted by or on behalf of Kinross on the Property during the present calendar year. For purposes of this Agreement, the term "Data" means all factual geologic, geophysical, and geochemical data, including but not limited to core, descriptive geologic or borehole geophysical drill hole logs; soil, stream, and rock sample results; location maps; geologic maps; assay reports; geochemical survey data; airborne, ground or borehole geophysical survey data; and engineering, testing, mining, and metallurgical studies.

(b) Owner shall have the right, upon reasonable advance notice, and at Owner's sole cost, to inspect all of Kinross's records pertaining to the computation of the Production Royalty during normal business hours, but no more often than once each quarter. Owner may enter the mine workings and structures on the Property at reasonable times for inspection thereof, upon reasonable advance notice to Kinross, but Owner shall

so enter at Owner's own risk and expense and shall indemnify and hold Kinross and its subsidiaries and affiliates harmless against and from any damage, loss, costs or liability (including but not limited to death or injury to Owner or Owner's agents or representatives or damage to or destruction of any property of Kinross, Owner or their agents or representatives) resulting from such inspection. Owner shall comply with all rules established by Kinross to protect the health and safety of mine workers and visitors.

10. Property Maintenance and Curative Actions.

(a) Kinross shall be responsible for filing with the U.S. Bureau of Land Management the annual claim maintenance fee affidavit and paying the appropriate claim maintenance fees that become due following the Approval Date and for so long as this Agreement is in effect for any Claims that remain included in the Property. Following the Approval Date, Kinross shall also record with Okanogan County all required annual filings to maintain those Claims in good standing. Prior to the Approval Date, Owner shall take all such actions necessary to maintain the Claims in good standing. For any year in which Kinross on or before July 1: (i) drops any Claims from this Agreement, or (ii) terminates this Agreement in accordance with Section 16, Kinross shall have no obligation to complete such annual maintenance fee payments or filings for the subject Claims.

(b) In the event Kinross determines that any of the Claims should be amended or relocated, Kinross may undertake such curative action, provided that Kinross provides prior advance notice to Owner, and any such amendment or relocation is made in the name of Owner.

(c) Prior to the Approval Date, Owner shall make such payments and undertake such other actions necessary to maintain the Leases in effect and good standing. Notwithstanding the prior sentence, if the Approval Date has not occurred by April 20, 2013, Owner and Kinross will cooperate to complete the prospecting work (which shall be done at Kinross' cost) and complete the filing of prospecting reports necessary to hold Prospecting Leases Nos. 65-088516 and 65-088518 through April 30, 2014.

(d) Except as otherwise provided in Sections 10(c) and 16, following the Approval Date and for so long as this Agreement remains in effect, Kinross shall make such payments and undertake such other actions necessary to maintain the Leases in effect and good standing during their initial term. Kinross shall have no obligation to take any actions to maintain or extend the Leases beyond their initial terms, and shall have no obligation to apply for mining contracts for any of the Leases.

(e) Kinross shall have the right to convert any of the Leases into mining contracts or other forms of mining concession, pursuant to State of Washington law. Any such subsequent lease, contract, license or other mining concession covering the lands and Minerals covered by a Lease, shall constitute part of that "Lease" for purposes of this Agreement.

11. Existing Data. Within 30 days following the Effective Date of this Agreement, Owner shall make available to Kinross for inspection and copying all exploration and geological information relating to the Area of Interest that is within Owner's possession or control, including all maps, drill logs and other drilling data, core tests, pulps, reports, surveys and assays. Owner makes no representation or warranty as to the completeness or accuracy of any such information.

12. Confidential Information and Press Releases.

(a) Except for the Memorandum recorded pursuant to Section 25 below, each party ("Receiving Party") shall not disclose to third parties, without the prior written consent of the other party ("Delivering Party"), the terms of this Agreement or any other data, reports, records or other information provided by the Delivering Party in connection with this Agreement ("Confidential Information"). Notwithstanding the foregoing, the following information shall not be subject to the restrictions of this Section: (i) information that is or lawfully becomes in the public domain, other than as a result of a breach of Receiving Party's obligations under this Section; (ii) information that is furnished to the Receiving Party by a third party having a lawful right to do so; and (iii) information that was known to the Receiving Party prior to the Delivering Party's disclosure thereof.

(b) The disclosure restrictions under this Section shall not apply to disclosures to (i) any Affiliate, (ii) to any public or private financing agency or institution, (iii) to any contractors or subcontractors the parties may engage and to employees or consultants of the parties, (iv) to any third party to which a party contemplates the transfer, sale, assignment, encumbrance or other disposition of their interest in the Property, or (v) to any securities regulatory authority; provided, however, that any such third party listed in parts (i) through (iv) to whom disclosure is made has a legitimate business need to know the disclosed information, and shall first agree in writing to protect the confidential nature of such information at least to the same extent as the parties are obligated under this Section. In the event a party is required to disclose any Confidential Information, to any federal, state or local government, any court, agency or department thereof, or any stock exchange or securities regulatory authority, the party so required shall immediately notify the other party of such requirement and the proposed form and content of the disclosure. To the extent legally permissible, such notice shall be delivered at least two business days prior to the date of the disclosure. The non-disclosing party shall have the right to review and comment upon the form and content of the disclosure and to object to such disclosure to the entity seeking the information, and to seek confidential treatment of that information by the receiving entity. For purposes of this Agreement, "Affiliate" means any person or entity that Controls, is Controlled by or under common Control with a party. The term "Control" used as a verb means the ability, directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such entity through (i) the legal or beneficial ownership of voting securities or membership interests; (ii) the right to appoint managers, directors or corporate management; (iii) contract; (iv) operating agreement; or (v) voting

trust. The term "Control" used as a noun means an interest which gives the holder the ability to exercise any of the foregoing powers.

(c) Neither party shall issue any press release relating to this Agreement or the Property except upon giving the other party not less than three (3) business days advance written Notice of the contents thereof, and the party proposing such press release shall make any reasonable changes to such proposed press release that are timely requested by the non-issuing party, unless the releasing party reasonably determines that it is obliged under applicable securities laws or stock exchange requirements to issue the news release before such time, in which case the releasing party shall provide the other party reasonable advance notice given the circumstances. Notwithstanding the foregoing, the party proposing such press release may include in any press release without Notice any information previously reported by the party proposing such press release. A party shall not, without the consent of the other party, issue any press release that implies or infers that the non-issuing party endorses or joins the issuing party in statements or representations contained in any press release.

13. Taxes. Owner shall pay all taxes assessed against its interest in the Property, including all taxes assessed or payable at the time of the execution of this Agreement, and shall promptly provide to Kinross copies of all notices demanding payment for such taxes and written evidence that all such payments have been timely and properly made. Notwithstanding the foregoing, Kinross, at any time and at its sole option by providing written notice to Owner, may elect to pay any or all taxes assessed against all or any portion of Owner's interest in the Property, and not yet paid by Owner, for any such period of time under the term hereof as it may elect. If Kinross elects to pay such taxes, Kinross may deduct the amount so paid from Royalties due to Owner hereunder.

14. Liens.

(a) Kinross shall keep the Property free of all liens for labor or materials furnished to it in its operations hereunder, except for any such liens not yet due; provided that Kinross may refuse to pay any claims asserted against it or the Property that Kinross disputes in good faith. Kinross may, but shall have no obligation to, contest the validity of any lien on the Property at its expense, and Owner shall cooperate in such contest, including but not limited to allowing such contest to be taken and prosecuted in Owner's name. Any such lien shall not be deemed a default unless finally adjudicated to be valid and not discharged by Kinross.

(b) Subject to Kinross's obligations under Section 14(a), Owner shall not cause or allow any liens, encumbrances, or adverse claims to accrue against its interest in the Property. In the event any lien, encumbrance, or adverse claim shall hereafter accrue against such interests by act or inaction of Owner, then Kinross may, at Kinross's option, pay and discharge the same, and if Kinross elects so to do, Kinross may deduct the amount so paid from any Royalties due to Owner hereunder, together with interest thereon from the date of payment of said sums at the weighted average of prime

rates through the year (as established by the Bank of America) subject to the application of any applicable usury statute.

15. Indemnities.

(a) Kinross shall indemnify, defend, release and hold harmless Owner and its successors, along with their respective officers, directors, and employees from any and all claims, losses, damages, demands, and liabilities whatsoever arising from or in connection with Kinross's breach of this Agreement or its operations or activities on the Property, except as provided in Section 9(b) above or to the extent caused by the negligence or willful misconduct of Owner, its employees, agents, contractors or subcontractors.

(b) Owner shall indemnify, defend, release and hold harmless Kinross, its affiliates and subsidiaries and its successors, along with their respective officers, directors, and employees, from and against any and all claims, losses, damages, demands, and liabilities whatsoever arising from or in connection with the Property, other than those covered by Kinross's indemnification obligation set forth in Section 15(a).

(c) The indemnities set forth in this Section shall survive the expiration or termination of this Agreement.

16. Termination By Kinross.

(a) Prior to the Approval Date, Kinross may terminate this Agreement as to all or any part of the Property at any time by giving written notice thereof to Owner. Unless the State of Washington has previously disapproved the transfer and assignment of the Leases to Kinross, within 30 days following termination of this Agreement by Kinross under this Section 16(a), Kinross shall pay to Owner $15,000.00 as a termination payment.

(b) Following the Approval Date, from time to time, Kinross may drop one or more of the Claims from this Agreement by delivering to Owner a quit claim deed conveying to Owner all of Kinross' right, title and interest in such Claim(s).

(c) Following the Approval Date, Kinross may, from time to time elect either to terminate this Agreement or to surrender and cancel one or more of the Leases. Prior to any such termination or cancellation and surrender, Kinross shall deliver advance written notice to Owner. Owner shall have 30 days from the date of delivery of such notice to elect to reacquire any Lease that was the subject of such notice. If Owner does not elect to reacquire a Lease, Kinross may cancel the Lease, and shall thereafter have no further obligations under this Agreement with respect to such Lease or the lands and Minerals encompassed thereby. If Owner does elect to reacquire any such Lease, Kinross shall promptly apply to the State of Washington for approval to transfer to Owner the subject Lease. Kinross shall use commercially reasonable efforts to obtain the State's timely approval for such assignment.

(d) Upon the State of Washington's approval of any transfer of a Lease to Owner in accordance with Section 16(c), Kinross shall assign the subject Lease to Owner; provided that Kinross shall (i) have completed sufficient prospecting work on the subject Lease to satisfy the prospecting work requirement for 12 months following the date of transfer, or (ii) pay to Owner the dollar amount of the prospecting work that is required under the Lease to maintain the Lease during the following 12 months. If, at the time of assignment of a Lease to Owner, Kinross has made more than one cash payment in lieu of completing the required annual prospecting work under that Lease, Kinross shall, at the time of transfer to Owner, pay to Owner the annual dollar amount of prospecting work that is required under the Lease for each additional year that Kinross made a cash-in-lieu payment. If the State fails to approve transfer and assignment of any Lease to Owner within 60 days following Kinross's submission of an application for approval of such transfer, Kinross may terminate that Lease without any further obligation.

17. Termination by Owner. If Kinross defaults in any of its obligations hereunder, Owner may give Kinross written notice thereof and specify the default or defaults relied on. If Kinross has not begun to cure such default within a reasonable time after receipt of such notice (which shall not, in any case, be less than 30 days), Owner may terminate this Agreement by written notice to Kinross; provided, however, that if Kinross disputes that any default has occurred, the matter shall be determined by litigation in a court of competent jurisdiction, and if the court, after exhaustion of any available appeals, finds Kinross in default hereunder, Kinross shall have a reasonable time (which in any case shall not be less than 60 days from receipt by Kinross of notice of entry of final judgment adverse to Kinross) to cure such default, and if so cured, Owner shall have no right to terminate this Agreement by reason of such default.

18. Post Termination or Expiration.

(a) Upon the expiration or termination of this Agreement, Kinross shall have no further liability or obligation hereunder except for those already accrued as of the date of such expiration or termination, and as otherwise expressly provided in this Agreement. Following termination of this Agreement, Kinross shall have a continuing right to access the Property to complete any reclamation required by federal, state or local laws.

(b) Within 90 days following expiration or termination of this Agreement, Kinross shall deliver to Owner, at Kinross's cost, copies of all Data obtained as a result of work done by Kinross on the Property and not previously provided to Owner. Kinross makes no representation or warranty, express or implied, as to the accuracy, reliability or completeness of any information or Data made available to Owner pursuant to this Agreement, including any information or Data accompanying the annual reports, or to the fitness or suitability of such information or Data for any purpose.

19. Force Majeure. The terms of this Agreement may be extended or this Agreement terminated in the case of an event of force majeure in accordance with the following:

(a) If Kinross is prevented from complying with any of its obligations under this Agreement by a force majeure (the "Affected Obligations"), the Affected Obligations shall be suspended and Kinross shall not be deemed in default or liable for damages or other remedies as a result thereof for so long as Kinross is prevented from complying with the Affected Obligations by the force majeure. For purposes of this Agreement, "force majeure" shall mean any matter (whether foreseeable or unforeseeable) beyond Kinross's reasonable control, including but not limited to: acts of God; unusually inclement weather; acts of war, insurrection, riots or terrorism, strikes, lockouts or other labor disputes; inability to obtain necessary equipment or materials, or obtain permits, approvals or consents; damage to, destruction of, or unavoidable shutdown of necessary facilities or equipment; and acts or failures to act on the part of local, state, federal, or foreign governmental agencies or courts, allegedly sovereign Native entities or organizations, or any officer or official acting under color of governmental authority (any such agency, court, entity, organization, officer, or official, a "Governmental Authority"); provided, however, that (i) challenging (by protest, petition, appeal, or any other means) or consenting to any actions or inactions of any Governmental Authority, and (ii) settling strikes, lockouts, and other labor disputes, shall be entirely within the discretion of Kinross; and, provided further, that Kinross shall promptly notify Owner of the existence of an event of force majeure and shall exercise reasonable diligence, subject to the foregoing, in an effort to remove or overcome the cause of such inability to comply.

(b) In entering into this Agreement, the parties assume that Kinross's access to the Property is and will continue to be unrestricted. Kinross's reasonable belief that the actions or inactions of any Governmental Authority or other third party might prevent or impede access to the Property, or otherwise limit Kinross's ability to operate thereon, shall also be considered an event of force majeure for purposes of this Agreement, and shall be referred to as an "access force majeure." If an access force majeure occurs, Kinross shall have the right to suspend this Agreement for a period not to exceed two years, without payment or penalty to Owner, while the access force majeure is in effect; provided, however, that the term of this Agreement shall begin running again once access to the Property is allowed. In determining "reasonableness" under this Section, Kinross shall be under no duty to challenge (by protest, petition, appeal, or any other means) or to consent to any actions or inactions of any Governmental Authority.

20. Transfer of Interests.

(a) Prior to any transfer by Owner of all or any part of its rights or interest in this Agreement, the Minerals or the Property, including any royalty interest (the "Offered Property"), Owner shall deliver written notice to Kinross. This notice shall specifically identify the Offered Property and shall state the price and all other pertinent terms and conditions of transfer that Owner is willing to accept, which shall be for

monetary consideration only. Kinross shall have thirty (30) days from the date such notice is delivered to notify Owner whether it elects to acquire the Offered Property at the same price and on the same terms as set forth in the notice. If Kinross does elect to acquire the Offered Property, such closing shall occur promptly after notice of such election is delivered to Owner. If Kinross fails to provide Owner with notice of its election to acquire the Offered Property within such thirty (30) days, such failure shall be deemed to be an election to not acquire the property. If Kinross elects to not acquire the Offered Property, Owner shall have one hundred eighty (180) days following the expiration of such period to complete the transfer of the entire Offered Property to a third party at a price and on terms no less favorable to Owner than those set forth in its notice to Kinross. Such transfer to a third party may be made only if the transferee agrees in writing with Kinross to assume Owner's obligations under this Agreement related to the Offered Property. This restriction applies to any subsequent transfer by any successor to Owner. Owner shall be entitled to sell the Offered Property for non-cash consideration only where such consideration has a monetary value equal to or greater than the cash price at which the Offered Property was offered to Kinross. If Owner fails to complete the transfer of the entire Offered Property to a third party within such one hundred eighty (180) day period, Kinross's preemptive right in the Offered Property shall be revived. Any subsequent proposal by Owner to transfer the Offered Property, or any part thereof, shall be conducted in accordance with all of the procedures set forth in this Section.

(b) The parties acknowledge that Owner is considering the transfer all of its rights and interests in this Agreement and the Property to an affiliated company. Owner may complete a one-time transfer of all of its rights and interests in this Agreement and the Property to an affiliated company without following the procedures under Section 20(a), provided, that such company agrees in writing with Kinross to be bound by the terms and conditions of this Agreement. Any subsequent transfer of any interest in this Agreement or the Property by such company shall be subject to the terms of Section 20(a).

(c) Kinross may transfer its rights, obligations or interests under this Agreement in whole or in part; provided that such a transfer will relieve and discharge Kinross of its obligations hereunder only if the transferee agrees in writing to be bound by the terms and conditions of this Agreement.

21. Change In Ownership.

(a) Changes in the ownership of the Claims or the rights to receive Royalties occurring after delivery of this Agreement shall not be binding upon Kinross until the first day of the calendar month following the date on which Kinross receives written notice of such change, signed by Owner, together with a certified copy or photographic copy of the recorded documents reflecting such change. No change or division in the ownership of the Property, Minerals, or Royalties, or any other rights under this Agreement, hereafter accomplished, shall operate to enlarge the obligations or diminish the rights of Kinross hereunder.

(b) Any transfer of the right to receive Royalties shall in no event require Kinross to pay Royalties to more than one person or entity. If the right to receive Royalties is transferred to more than one person or entity, such transfer shall not be binding upon Kinross until the first day of the first month following the date on which Kinross receives written notice signed by Owner, designating a single recipient for future payment of Royalties, along with the information required under Section 21(a).

22. Inurement. All covenants, conditions, indemnities, limitations and provisions contained in this Agreement apply to and are binding upon the parties to this Agreement, their heirs, representatives, successors and assigns.

23. Amendment. This Agreement may not be amended or modified except by an instrument in writing, signed by both parties hereto.

24. Notices. All notices and other required communications under this Agreement ("Notices") shall be in writing, and shall be sent to the addresses set forth below.

If to Owner:

Hydro Imaging, Inc.
9910 N. Ridgecrest Drive
Spokane, WA 99208
Telephone: (509) 468-9062

If to Kinross, in duplicate, as follows:

Kinross Gold U.S.A., Inc.
Attention: Land Department
5370 Kietzke Lane, Suite 102
Reno, Nevada 89511
Telephone: (775) 829-1000

A party may change its address by sending Notice to the other party of the new address. Notices shall be given: (a) by personal delivery to the other party; (b) by registered or certified mail, return receipt requested; or (c) by express courier that maintains a formal tracking system (e.g., DHL, Federal Express, etc.). Notices shall be effective and shall be deemed delivered: (i) if by personal delivery, on the date of the personal delivery; (ii) if by mail, on the date of receipt as stated on the return receipt; or (iii) if by express courier, on the date signed for or rejected as reflected in the courier's delivery log.

25. Memorandum. Owner and Kinross shall execute a Memorandum of Mining Lease and Assignment, substantially in the form of Exhibit B attached hereto for purposes of recording. Neither Owner nor Kinross shall record this Agreement.

26. Entire Agreement. All of the agreements and understandings of Kinross and Owner with reference to the Property are embodied in this Agreement, including the Exhibits attached hereto which are incorporated herein by this reference, and this Agreement supersedes all prior agreements and understandings between Kinross and Owner with reference to those Minerals. The compensation herein provided shall be deemed to be full payment to Owner for any damages which may be caused to the Property by any operations conducted by Kinross in accordance with the terms of this Agreement.

27. Rule Against Perpetuities. Any right or option to acquire any interest in property under this Agreement must be exercised or vested, if at all, within the maximum time period allowed under any applicable rule against perpetuities.

28. Further Assurances. Each of the parties agrees that it will take from time to time such actions and execute such additional documents as may be reasonably necessary or convenient to implement and carry out the intent and purposes of this Agreement.

29. Attorney Fees. In any litigation between the parties to this Agreement or persons claiming under them resulting from, arising out of, or in connection with this Agreement or the construction or enforcement thereof, the substantially prevailing party shall be entitled to recover from the other party, all reasonable costs, expenses, attorneys fees, expert fees, and other costs of suit incurred by it in connection with such litigation, including such costs, expenses and fees incurred prior to the commencement of the litigation, in connection with any appeals, and collecting any final judgment entered therein. If a party substantially prevails on some aspects of such action, but not on others, the court may apportion any award of costs and attorneys fees in such manner as it deems equitable.

30. Construction. The section and paragraph headings contained in this Agreement are for convenience only, and shall not be used in the construction of this Agreement. The invalidity of any provision of this Agreement shall not affect the enforceability of any other provision of this Agreement.

31. Currency. All references to dollars herein shall mean United States dollars.

32. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

33. Governing Law. This Agreement shall be interpreted, construed, and enforced in accordance with, and otherwise governed in all respects by, the laws of the State of Washington, without regard to that State's conflicts of laws provisions.

34. Waiver. The failure of either party to insist upon the strict and prompt performance of any of the terms, covenants, agreements, and conditions herein contained, by the other party, shall not constitute or be construed as a waiver or relinquishment of such party's right or rights thereafter to enforce any term, covenant, agreement, or condition.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

HYDRO IMAGING, INC.

By: [signature]
Name: David Boleneus
Title: President

KINROSS GOLD U.S.A., INC.

By: [signature]
Name: Lauren Roberts
Title: President

EXHIBIT A
TO
MINING LEASE

THE PROPERTY

PART 1 - THE CLAIMS
Federal unpatented lode mining claims, located in the Sections 35-36, T39N, R31E.

Claim Name	Okanogan County	ORMC No.
TOR 200	3177890	169765
TOR 201	3177891	169766
TOR 202	3177892	169767
TOR 203	3177893	169768
TOR 204	3177894	169769
TOR 300	3177895	169774
TOR 301	3177896	169775
TOR 302	3177897	169776
TOR 303	3177898	169777
TOR 304	3177899	169778
TOR 400	3177900	169783
TOR 401	3177901	169784
TOR 402	3177902	169785
TOR 403	3177903	169786
TOR 404	3177904	169787
TOR 108	3177905	169761
TOR 109	3177906	169762
TOR 110	3177907	169763
TOR 111	3177908	169764
TOR 208	3177909	169770
TOR 209	3177910	169771
TOR 210	3177911	169772
TOR 211	3177912	169773
TOR 308	3177913	169779
TOR 309	3177914	169780
TOR 310	3177915	169781
TOR 311	3177916	169782

PART 2 - THE LEASES
State of Washington Mineral Prospecting Leases:

1. **65-087174**: approximately 600 acres in T38N, R31E. NWNE, S2NE, NW, S2 of Section 16.

2. **65-087175**: approximately 120 acres in T38N, R31E. SENW, SESE of Sec. 3; SWSW of Sec. 2.
3. **65-087176**: approximately 344.44 acres in T39N, R31E. SESE of Sec. 27; GL 1 (SESE), GL 5 (NWSE), GL 10 (SWSE), S2NE, NENE, SWNW, NESE of Sec. 34.
4. **65-087426**: approximately 640 acres in T38N, R31E. W2SW of Sec. 14; E2SE, NWSE of Sec. 15; NE, N2NW, W2SE, NESW of Sec. 22; W2NW of Sec. 23.
5. **65-088518**: approximately 320 acres in T39N, R31E. W2 (Indemnity) of Sec. 26. W2W2NW (Minerals Only) of Sec 26,
6. **65-087425**: approximately 670.16 acres in T38N, R31E. NWNW of Sec. 1; NENE, SWNE, S2NW of Sec. 2; W2NW, SENW, SWNE, E2NE, E2SE of Sec. 12; W2NW of Sec. 13.
7. **65088516**: approximately 240 acres in T38N, R31E. NE¼NW¼ of Sec. 12; GLI (NE¼NE¼, NW¼NE¼) of Sec. 13; NE¼SW¼ of Sec. 14; NE¼NW¼ of Sec. 21; SE¼NE¼ of Sec. 28. (Note that the acreage reference of 320.00 in the Prospecting Lease is in error)

Prospecting Lease Number	Acres	Issue Date	Termination Date	Rental-Years 1-3	Rental-Years 4-7	Propecting Minimum Work	Prospecting Work Current	Current Through
87174	600	6/1/2011	5/31/2018	$2/acre/yr	$3/acre	$3/acre/yr	Yes	5/31/2013
87175	120	6/1/2011	5/31/2018	$2/acre/yr	$3/acre	$3/acre/yr	Yes	5/31/2013
87176	344.44	6/1/2011	5/31/2018	$2/acre/yr	$3/acre	$3/acre/yr	Yes	5/31/2013
87425	670.16	8/1/2011	7/31/2018	$2/acre/yr	$3/acre	$3/acre/yr	Yes	7/31/2013
87426	640	8/1/2011	7/31/2018	$2/acre/yr	$3/acre	$3/acre/yr	Yes	7/31/2013
88516	240	5/1/2012	4/30/2019	$2/acre/yr	$3/acre	$3/acre/yr	No	incomplete
88518	320	5/1/2012	4/30/2019	$2/acre/yr	$3/acre	$3/acre/yr	No	incomplete
Total Ac.	2934.6							

EXHIBIT B
TO
MINING LEASE

MEMORANDUM OF MINING LEASE AND ASSIGNMENT

NOTICE IS HEREBY GIVEN that Hydro Imaging, Inc., a Washington corporation ("Owner"), the address of which is 9910 N. Ridgecrest Drive, Spokane, WA 99208, and Kinross Gold U.S.A., Inc., a Delaware corporation ("Kinross"), the address of which is 5370 Kietzke Lane, Suite 102, Reno, Nevada 89511, have entered into a Mining Lease and Assignment dated as of February 28, 2013, covering Owner's interest in the federal unpatented lode mining claims ("Claims") and the State of Washington Mineral Prospecting Leases ("Leases") that are described in Exhibit A hereto (collectively, the "Property").

Said Mining Lease and Assignment, in consideration of the royalty referred to below and other covenants and agreements set forth therein, provides that Owner has leased exclusively to Kinross all of Owner's right, title and interest in and to the Claims, together with all appurtenances and water rights incident to the Claims, if any, including but not limited to all rights to use the surface or any other portion of the Claims for access or any other purpose. The Mining Lease and Assignment further provides that, subject to approval by the State of Washington, Owner assigns, conveys and transfers to Kinross all of Owner's rights, title and interests in and to the Leases.

The Mining Lease and Assignment defines an "Area of Interest," which means all lands and Minerals within the boundaries of the Claims and the Leases, without regard to the validity of the Claims or the Leases. Any additional rights, title or interest in lands or minerals acquired by either Owner or Kinross on lands within the Area of Interest, including but not limited to any mining contract, mining claim or mineral patent, shall become part of the Property subject to the Mining Lease and Assignment, unless the non-locating or non-acquiring party elects otherwise.

The Mining Lease is for an initial term of ten years, with a right to renew for an additional ten years and for so long thereafter as exploration, development, processing or mining of Minerals occurs on, under or within the Property or any properties situated within one and one-half mile of the exterior boundaries of the Property.

For purposes of this Agreement, the term "Minerals" shall mean (i) for the Claims, any and all metals, ores, minerals and mineral rights of whatever kind and nature that are locatable under the General Mining Law, as amended (30 U.S.C. §§ 22 et seq.), and (ii) for the Leases, any and all metals, ores, minerals, mineral rights and other substances that are included in the definition of "Minerals" as defined in the Leases.

The Mining Lease and Assignment reserves to Owner a royalty from the production of any and all Minerals that are produced by Kinross from the Property.

The Mining Lease and Assignment grants Kinross a preemptive right if Owner decides to transfer all or any part of its rights or interest in the Mining Lease and Assignment, the Minerals or the Property, including any royalty interest.

IN WITNESS WHEREOF, this Memorandum of Mining Lease and Assignment has been executed effective as of the date first above written.

Hydro Imaging, Inc.	Kinross Gold U.S.A., Inc.
By: David R. Bolenens	By: ____________
Name: David R. Bolenens	Name: ____________
Title: President	Title: ____________

STATE OF WASHINGTON)
) ss.
COUNTY OF Spokane)

I certify that I know or have satisfactory evidence that David Bolenens is the person who appeared before me, and said person acknowledged that he/she signed this instrument, on oath stated that he/she was authorized to execute the instrument and acknowledged it as the (title of person) ____________ of Hydro Imaging, Inc. to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

Dated: 15th of Feb 2013

Stephanie M Knight
Notary Public

Printed Name Stephanie M Knight

My commission expires MY COMMISSION EXPIRES AUG. 27, 2015

STEPHANIE M. KNIGHT NOTARY PUBLIC STATE OF WASHINGTON Commission Expires August 27, 2015

STATE OF ____________)
) ss.
COUNTY OF ____________)

I certify that I know or have satisfactory evidence that _______________ is the person who appeared before me, and said person acknowledged that he/she signed this instrument, on oath stated that he/she was authorized to execute the instrument and acknowledged it as the (title of person) _____________ of Kinross Gold U.S.A., Inc. to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

Dated: ___________________________

____
Notary Public

Printed Name __________________

My commission expires: __________

EXHIBIT A
TO
MEMORANDUM OF MINING LEASE AND ASSIGNMENT

THE PROPERTY

PART 1 - THE CLAIMS
Federal unpatented lode mining claims, located in the Sections 35-36, T39N, R31E.

Claim Name	Okanogan County	ORMC No.
TOR 200	3177890	169765
TOR 201	3177891	169766
TOR 202	3177892	169767
TOR 203	3177893	169768
TOR 204	3177894	169769
TOR 300	3177895	169774
TOR 301	3177896	169775
TOR 302	3177897	169776
TOR 303	3177898	169777
TOR 304	3177899	169778
TOR 400	3177900	169783
TOR 401	3177901	169784
TOR 402	3177902	169785
TOR 403	3177903	169786
TOR 404	3177904	169787
TOR 108	3177905	169761
TOR 109	3177906	169762
TOR 110	3177907	169763
TOR 111	3177908	169764
TOR 208	3177909	169770
TOR 209	3177910	169771
TOR 210	3177911	169772
TOR 211	3177912	169773
TOR 308	3177913	169779
TOR 309	3177914	169780
TOR 310	3177915	169781
TOR 311	3177916	169782

PART 2 - THE LEASES
State of Washington Mineral Prospecting Leases:

1. **65-087174**: approximately 600 acres in T38N, R31E. NWNE, S2NE, NW, S2 of Section 16.

2. **65-087175**: approximately 120 acres in T38N, R31E. SENW, SESE of Sec. 3; SWSW of Sec. 2.
3. **65-087176**: approximately 344.44 acres in T39N, R31E. SESE of Sec. 27; GL 1 (SESE), GL 5 (NWSE), GL 10 (SWSE), S2NE, NENE, SWNW, NESE of Sec. 34.
4. **65-087426**: approximately 640 acres in T38N, R31E. W2SW of Sec. 14; E2SE, NWSE of Sec. 15; NE, N2NW, W2SE, NESW of Sec. 22; W2NW of Sec. 23.
5. **65-088518**: approximately 320 acres in T39N, R31E. W2 (Indemnity) of Sec. 26. W2W2NW (Minerals Only) of Sec 26,
6. **65-087425**: approximately 670.16 acres in T38N, R31E. NWNW of Sec. 1; NENE, SWNE, S2NW of Sec. 2; W2NW, SENW, SWNE, E2NE, E2SE of Sec. 12; W2NW of Sec. 13.
7. **65088516**: approximately 240 acres in T38N, R31E. NE¼NW¼ of Sec. 12; GLI (NE¼NE¼, NW¼NE¼) of Sec. 13; NE¼SW¼ of Sec. 14; NE¼NW¼ of Sec. 21; SE¼NE¼ of Sec. 28. (Note that the acreage reference of 320.00 in the Prospecting Lease is in error)